Exhibit 99.B(7)(a)(iv)

[CERTAIN PORTIONS OF THIS EXHIBIT CONTAIN CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT ARE IDENTIFIED AS [REDACTED] AND HAVE BEEN OMITTED.]

Amendment Number 6

to the

Second Amended and Restated Automatic Indemnity Reinsurance Agreement

This Amendment between The Lincoln National Life Insurance Company of Fort Wayne, Indiana (the “Ceding Company”) and Lincoln National Reinsurance Company (Barbados) Limited, a Barbados Corporation (“the Reinsurer”) is effective May 21, 2018.

RECITALS

1.                                      The Ceding Company and the Reinsurer entered into an Automatic Indemnity Reinsurance Agreement effective July 1, 2003, as amended and restated effective November 1, 2013, and as further amended by amendments executed June 9, 2016, October 20, 2016, March 30, 2017, July 15, 2017, and February 20, 2018 (“the Agreement”).

2.                                      Article XVII, Section 8 of this Agreement permits amendments as long as they are made in writing, signed by duly authorized officers of both parties.

3.                                      The Ceding Company and the Reinsurer wish to make such an amendment to add new versions of two of the riders to the Agreement.

AGREEMENT

NOWTHEREFORE, in consideration of these premises and the mutual covenants contained herein, the Ceding Company and the Reinsurer agree to amend the Agreement as follows:

1.              Effective May 21, 2018, new charges for Lincoln Lifetime Income Advantage 2.0 (Managed Risk) (and transitioning to i4Life) and i4Life® Advantage with Guaranteed Income Benefit (Managed Risk) shall be added to Schedule C of the Agreement.

2.              Effective June 11, 2018, a new version of the 4Later® Select Advantage rider shall be added to Schedule A of the Agreement.

3.              The Ceding Company and the Reinsurer agree that Schedules A and C of the Agreement shall be replaced in their entirety with Schedules A and C attached hereto.

All terms, provisions and conditions of this Agreement will continue unchanged except as specifically revised in this Amendment.

In WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

LINCOLN NATIONAL REINSURANCE		THE LINCOLN NATIONAL LIFE
COMPANY (BARBADOS) LIMITED		INSURANCE COMPANY

By:	/s/ Brandy Ness	By:	/s/ Stephen Turer
Name: Brandy Ness		Name: Stephen Turer
Title: AVP		Title: SVP
Date: 6/28/18		Date: 6/20/18

SCHEDULE A

Reinsurance of Guaranteed Benefits (“GB”)

Effective May 21, 2018

Each contract listed in Schedule B contains one or more GB.  GBs which are covered by this Agreement include the following:

Marketing Name of Benefit	Policy Form Nos.
Death Benefit Riders
Guarantee of Principal Death Benefit Rider*	32148
Enhanced Guaranteed Minimum Death Benefit Rider*	32149
5% Step-Up Death Benefit Rider*	32150
7 Year Ratchet Death Benefit on American Legacy I & II*	—
Estate Enhancement Death Benefit Rider*	32151

Highest Anniversary Death Benefit Rider eff. 1/9/17*	AR-593

Guarantee of Principal Death Benefit Rider eff. 1/9/17*	ICC16-32148

Guarantee of Principal Death Benefit Rider eff. 1/9/17*	32148 (9-16)

Earnings Optimizer Death Benefit Rider eff. 11/16/15	AR-590

Lincoln SmartSecurity® Advantage
Variable Annuity Rider	32793

i4LIFE® Advantage with Guaranteed Income Benefit
Variable Annuity Income Rider	I4LA
Variable Annuity Payment Option Rider	I4LA-Q
Variable Annuity Payment Option Rider	I4LA-NQ
Guaranteed Income Benefit	GIB
Increasing GIB	IGIB
Annual GIB	AGIB
Select Guaranteed Income Benefit	AR-528

i4LIFE® Advantage with Guaranteed Income Benefit (Managed Risk) eff. 5/21/12	AR-528

4LATER® Advantage
Guaranteed Income Later Rider	4Later

4LATER® Advantage (Managed Risk) eff. 7/2/12	AR-547 (3-12)

4LATER® Select Advantage
Guaranteed Income Later Rider effective 1/9/17	AR-547 (3-12)
Guaranteed Income Later Rider effective 6/11/18	AR-547 (03/18)

Lincoln Lifetime IncomeSM Advantage
Variable Annuity Living Benefits Rider	AR-512
Variable Annuity Living Benefits Rider (LINC Plus)*	AR-512P

Lincoln Lifetime IncomeSM Advantage 2.0 &
Lincoln Lifetime IncomeSM Advantage 2.0 (Managed Risk) eff. 4/2/12
Variable Annuity Living Benefits Rider eff. 4/2/12*	AR-529
Variable Annuity Guarantee Income Benefit (NY version)	AR-529
Variable Annuity Living Benefits Rider eff. 1/20/15	AR-566
Variable Annuity Living Benefits Rider eff. 2/20/18	AR-607

Lincoln Market Select ® Advantage
Variable Annuity Living Benefits Rider eff. 10/5/15	AR-587
Variable Annuity Living Benefits Rider eff. 5/16/16	AR-591
Variable Annuity Guarantee Income Benefit (NY version) eff. 8/29/16	AR-529
Variable Annuity Living Benefits Rider eff. 2/20/18	AR-607

Lincoln Long-Term CareSM Advantage Rider
Long-Term Care Coverage Endorsement	AE-517
Long-Term Care Benefits Rider	AR-518, AR-519

Core Income Benefit — eff. 2/21/17	AR-592

Lincoln Max 6 SelectSM Advantage — eff. 5/22/17	AR-600

*    issued by Ceding Company only

SCHEDULE C

PREMIUM RATE SCHEDULE

Effective May 21, 2018

Initial Reinsurance Premium:

The Initial Reinsurance Premium shall equal the Treaty Reserve applicable to each Individual Policy on the date it is first covered by this Agreement.  For all business the Ceding Company assumes from Lincoln Life & Annuity of New York, the Initial Reinsurance Premium shall equal the Treaty Reserves less an adjustment reflecting the anticipated future profitability on the business assumed by the Ceding Company effective January 1, 2010. For all business issued by the Ceding Company after the Agreement’s Effective Date, the Initial Premium shall be zero.

Base Reinsurance Premium Rates:

Effective from the Agreement’s Effective Date and the corresponding effective date of any amendment, as appropriate:

[REDACTED]

Reinsurer’s Expense, Profit, and Risk Charge (EPRC):

EPRC shall equal the annual rates shown above, payable monthly in arrears computed in the manner as more fully described below.

Monthly Payment of Reinsurance Premium:

Both the Base Reinsurance Premium and the EPRC are payable in arrears after the end of each calendar month.  The monthly payment for all benefit types shall be computed by adding the appropriate Base Reinsurance Premium annual rate to the EPRC annual rate, then dividing the total by twelve and multiplying the result times the end of the month Guaranteed Benefit Amount, the Current Income Base or the Variable Account Value, as applicable.